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Securities and Exchange Commission
450 Fifth St. N.W.
Washington, DC 20259
USA



                 CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

We hereby consent to the inclusion in the Annual Report on Form 10-K of Campbell Resources Inc. (the "Corporation") for the year ended December 31, 1997 of our report dated March 9, 1998 which appears under Item 14 of the aforementioned Annual Report on Form 10-K.


We also consent to the incorporation by reference of our report in the Registration Statements on Form S-8 (Registration Nos. 33-28296 and 33-91824)pertaining to the Corporation's Employee Incentive Plan and Director's Stock Option Plan and on Form F-3 pertaining to the Common Shares underlying Share Purchase Warrants (Registration No. 333-1882) and to the reference to our firm under the caption "Experts" in the prospectuses related to these Registration Statements.



March 27, 1998                                 Independent Chartered Accountants